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                                                                       EXHIBIT 5

                             ITT DESTINATIONS, INC.
                                ITT CORPORATION
                          1330 AVENUE OF THE AMERICAS
                         NEW YORK, NEW YORK 10019-5490

                                                          November 27, 1995

ITT Destinations, Inc.
ITT Corporation
1330 Avenue of the Americas
New York, New York 10019-5490

Dear Sirs:

     I am Assistant General Counsel of ITT Destinations, Inc., a Nevada corporation (the "Company"), and have acted as counsel to the Company and ITT Corporation, a Delaware corporation ("ITT"), in connection with the offer and sale by the Company of $700,000,000 aggregate principal amount of 6 1/4% Notes Due November 15, 2000 (the "6 1/4% Notes"), $450,000,000 aggregate principal amount of 6 3/4% Notes Due November 15, 2005 (the "6 3/4% Notes"), $450,000,000
aggregate principal amount of 7 3/8% Debentures Due November 15, 2015 (the
"7 3/8% Debentures") and $150,000,000 aggregate principal amount of 7 3/4% Debentures Due November 15, 2025 (the "7 3/4% Debentures"). The 6 1/4% Notes, the 6 3/4% Notes, the 7 3/8% Debentures and the 7 3/4% Debentures are guaranteed as to the payment of principal, premium, if any, and interest by ITT (the "Guarantees"), to the extent provided in the Indenture dated as of November 15, 1995 among the Company, ITT and The First National Bank of Chicago, as trustee. The 6 1/4% Notes, the 6 3/4% Notes, the 7 3/8% Debentures and the 7 3/4% Debentures, together with the Guarantees, are collectively referred to herein as the "Securities".

     In connection with the opinions expressed herein, I have examined, and have relied as to matters of fact upon, the documents delivered at the closing of the sale of the Securities, and upon originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and ITT, and have made such other and further investigations, as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, I have assumed the genuineness of all signatures (other than those of officers of the Company and ITT), the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Upon the basis of the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that the Securities constitute valid and legally binding obligations of the Company and ITT in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     I am a member of the Bar of the State of New York and I do not express any opinion herein concerning any law other than the law of the State of New York. I hereby consent to the inclusion of this opinion as an exhibit to the Company's Current Report on Form 8-K dated November 27, 1995 and Registration Statement on Form S-3 (File No. 33-63445).

                                          Very truly yours,

                                         /s/ PATRICK L. DONNELLY
                                           PATRICK L. DONNELLY
                                            Assistant General
                                                 Counsel